Exhibit 99.2

Contact:	Repros Therapeutics Inc. Joseph Podolski (281) 719-3447 President and Chief Executive Officer

REPROS RECEIVES POSITIVE FEEDBACK FROM THE DIVISION OF
REPRODUCTIVE AND UROLOGIC PRODUCTS FOR ANDROXAL® IN THE
TREATMENT OF HYPOGONADAL MEN WISHING TO PRESERVE FERTILITY
Company plans to submit Phase III protocols to the FDA as soon as practical

THE WOODLANDS, Texas – August 9, 2010 – Repros Therapeutics Inc. (NasdaqCM:RPRX) today announced that the Company has received positive written feedback from the FDA (the “Agency”) regarding the Company’s drug candidate Androxal®.  The Agency concurred with Repros’ indication statement for the use of Androxal in the treatment of secondary hypogonadism in men wishing to preserve fertility.

In the written advice letter the Agency made the following remarks;

“We agree with your proposal to conduct two Phase 3 placebo and active (topical testosterone) - controlled studies in order to demonstrate the benefit (normalization of serum testosterone levels while preserving “fertility”) of enclomiphene in fertile hypogonadal men with normal gonadotropin levels.  The final protocols for the Phase 2 and Phase 3 studies should be submitted to the Division for review.”

“We recommend enrolling only those subjects with morning serum total testosterone levels below 250 ng/dl on two assessments performed at least one week apart to ensure that the majority of enrolled subjects have true hypogonadism warranting therapy.”

“We request specific information on how you define “male fertility” and how you intend to measure/define preservation of “male fertility”.  Are semen parameters to be used as the measurement and if so what cut points will be used?”

The Company believes the FDA’s comments are appropriate and will address them in the protocol that is being drafted.  In previous Repros studies of Androxal in hypogonadal men, baseline mean concentrations of luteinizing hormone (LH) and follicle stimulating hormone (FSH) were on the low side of the normal range.  Even though these men exhibited low morning testosterone, when sperm counts were available the men would be considered fertile based on World Health Organization (WHO) standards.  The Company will use WHO fertility standards as the cut points for determining fertility outcomes.

In previous Repros studies both Abbott’s Androgel® and Auxilium’s Testim® suppressed FSH levels below the normal range.  When sperm measurements were made, a majority of men on topical testosterone therapy were infertile based on WHO standards.  By contrast, Androxal improved both LH and FSH well into the normal range of these important fertility regulating hormones improving both testosterone levels and sperm counts significantly.

At the time the Company submits its Phase III protocols to the FDA, the Company will also submit a Phase II protocol to determine a minimum effective dose (<12.5 mg).  In earlier trials the Company showed a dose response suggesting both 12.5 and 25 mg doses are suitable.  There was a statistically significant dose dependent improvement comparing the 12.5 mg dose to the 25 mg dose.

The Company has prepared a nearly complete preclinical package including two carcinogenicity studies that were agreed upon with the Cancer Assessment Committee at the FDA.  Repros has been developing Androxal as though it will be reviewed by the Agency as a New Chemical Entity.

Joseph Podolski, Repros President and CEO, commented, “Gaining FDA agreement to the fertility preserving indication for Androxal is an important step in the development of the drug.  We believe that Androxal, if eventually approved, can provide an important new drug therapy for men seeking treatment for their hypogonadal state.”  He further noted, “As a result of the entry into the hypogonadism market by major pharmaceutical firms such as Abbott and Lilly, we believe the best approach for our Company is to license Androxal to a large fully-integrated pharmaceutical company if acceptable terms can be achieved.  In the meantime we will endeavor to continue to progress our clinical program forward.”  The Company is in the process of searching for an appropriate Clinical Research Organization as well as screening of clinical sites where such studies will be conducted.  The Company will need to raise additional capital to complete these studies.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to obtain FDA approval of the referenced protocol for conducting the Phase II and III clinical studies for Androxal in treating hypogonadal men wishing to preserve their fertility, the timing and cost associated with conducting clinical trials, whether the outcome of more robust, later stage clinical trials will be consistent with the results obtained from more limited early stage clinical trials, Repros’ ability to raise needed additional capital on a timely basis or secure an acceptable strategic partner in order for it to continue to fund its operations and pursue its development activities, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.